UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2013

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-55021	94-3103561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3876 Bay Center Place

Hayward CA 94545

(Address of principal executive offices)

(510) 293-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Matters

On December 23, 2013, the Compensation Committee of the Board of Directors of CymaBay Therapeutics, Inc. took the following compensation actions with respect to CymaBay’s chief executive officer and other “named executive officers” as defined in Rule 402 of SEC Regulation S-K (collectively, the “Officers”):

Incentive Awards

Approved incentive awards granted under CymaBay’s 2013 Equity Incentive Plan (the “Plan”) to the following Officers, to be settled in cash or shares of CymaBay’s common stock:

Executive Officer	Title	Shares subject to award

Harold Van Wart	President and Chief Executive Officer	95,997
Sujal Shah	Chief Financial Officer	38,917
Charles McWherter	Senior Vice President, Research and Preclinical Development	31,134

The awards vest in full on the two year anniversary of the grant and may be settled in cash or shares authorized under the Plan, at the sole discretion of CymaBay. The incentive awards have an exercise price of $5.00 per share. If the incentive award is settled in cash, the recipient shall receive the difference, in cash, between the fair market value of the Company’s common stock and $5.00 for each share exercised under the incentive award. If the incentive award is settled in shares under the Plan, the recipient may exercise the like number of shares underlying the incentive award for an exercise price of $5.00 per share. In the event CymaBay undergoes a change of control, as defined in the Plan, the awards shall accelerate and be immediately vested in full.

Option Award

Approved a stock option grant under the Plan to the following Officer:

Executive Officer	Title	Shares subject to option

Sujal Shah	Chief Financial Officer	93,106

The option has an exercise price of $5.00 and vests over a four-year period, with one-third of the shares subject to the option vesting on the grant date of December 23, 2013, and the remaining 2/3 of the shares subject to the option vesting ratably on a monthly basis over the following forty-eight (48) months.

Option Re-Pricing

Approved amending options exercisable for an aggregate of 30,574 and 7,546 shares of common stock under the Plan currently held by Dr. Harold Van Wart and Dr. Charles McWherter, respectively, to provide that such options shall have an exercise price of $5.00 per share and shall have an expiration date of December 22, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CymaBay Therapeutics, Inc.

By:	/s/ Harold Van Wart
Name:	Harold Van Wart
Title:	Chief Executive Officer

Dated: December 27, 2013